CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our audit letters, dated March 8, 2012 and September 10, 2012, relating to the estimated proved oil and gas reserves of Voyager Oil & Gas, Inc. (the “Company”) as of December 31, 2011 and June 30, 2012, respectively, to the information derived from such audit letter and to the reference to this firm as an expert in the Registration Statements (Nos. 333-162852, 333-166402, 333-172210 and 333-181551) on Form S-3 and the Registration Statements (Nos. 333-135819 and 333-179630) on Form S-8 and in the prospectus to which the registration statements relate and any prospectus supplements, which are incorporated by reference into the Registration Statements identified above.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
Name: C.H. (Scott) Rees III
Title: Chairman and Chief Executive Officer
Dallas, Texas
September 10, 2012

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